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APPENDIX 4

Code of Ethics (the “Code”)

A.                                    Adoption of Code of Ethics

The Code applies to all directors, officers and all persons associated with, employed or appointed by ING Investment Management Asia Pacific (HK) Ltd (“IIMHK”) or the Asia Pacific Regional Office (who are identified to be subject to this Compliance Manual), as well as their spouses, minor children, and other adults living in the Employee’s household (“Employees”).

The Code is not intended to supersede or otherwise replace the Local Compliance Manual. All of the policies and guidelines contained in that Local Compliance Manual shall remain in full force and effect.

B.                                    Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Employees have a fiduciary duty to the clients of IIMHK. Accordingly, Employees should conduct their activities in accordance with the following standards:

1.                                      Clients’ Interests Come First

In the course of fulfilling their duties and responsibilities to clients, Employees should at all times place the interests of the clients first. In particular, Employees should avoid putting their own personal interests ahead of the interests of a client.

2.                                      Conflicts of Interest Should Be Avoided

Employees should avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to IIMHK’s clients.

No one may make use their position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of IIMHK or its clients.

3.                                      Compromising Situations Should Be Avoided

Employees should never take advantage of their position of trust and responsibility at IIMHK. Employees should avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of IIMHK clients.

All activities of Employees should be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of this Code may result in penalties that could include termination of employment with IIMHK. All Employees must comply with applicable U.S. federal securities laws.

C.                                    Additional Personal Trading Restrictions for Employees

The restrictions of this section apply to all Employees for all transactions involving securities.

1.                                      Pre-Clearance of Securities Transactions

Except for the transactions listed below, Employees must obtain prior approval from the Compliance Department before entering an order to buy, sell or transfer securities by gift. The approval is only valid on the day it is received. Except as noted below, an approval must be received for every transaction. Employees may not buy or sell a security within seven (7) calendar days before and seven (7) calendar days after a client trades in that security. Please complete the template of the Personal Investment Authorization Form.

2.                                      Exceptions to Pre-Clearance of Securities Transactions

•                       High quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

•                       Shares of non-exchange traded registered investment companies (e.g. Mutual Funds) other than ING Fund Shares;

•                       Shares of exchange-traded funds organized as open-end investment companies or unit investment trusts;

•                       Transactions in accounts over which the Employee has no direct or indirect control or influence (managed or discretionary accounts);

•                       Transactions under any incentive compensation plan sponsored by an ING entity;

•                       Transactions made through an automatic payroll deduction or similar program where the timing of purchases and sales is controlled by someone other than the Employee;

•                       Transactions which are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the Employee; and

•                       An exercise of pro-rata rights issued by a company to all the holders of a class of its securities.

NB If you are in any way unsure as to whether the trade falls under an exception, please contact the IIM HK Compliance Team prior to entering an order.

3.                                      Prohibition on Initial Public Offerings

Employees are prohibited from participating in initial public offers of shares available to clients of ING and must not use their positions to gain access to initial public offers for themselves or any other persons.

4.                                      Restrictions on Private Placements

Employees are prohibited from acquiring non-public securities (a private placement) without the prior approval of the Compliance Department. If an Employee is granted permission to make such a personal investment, that Employee will not participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities.

5.                                      Prohibition on Short-Term Trading Profits

Employees are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities within 60 calendar days. In the event that an Employee realizes profits on such short-term trades, the Employee may be required to disgorge the profit.

D.                                    Employee Reporting Requirements

1.                                      Personal Securities Holdings

The requirements of this section apply to all Employees for all transactions involving securities in which Employees have acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).

a.                                       Initial Declaration of Personal Investments

Employees are required to disclose all securities accounts with any broker, dealer or bank (including those accounts only hold securities exempted from pre-clearance) and their personal securities holdings (except for securities exempted from pre-clearance) to the Compliance Department within 10 calendar days of beginning employment with IIMHK. Please refer to Local Compliance Manual for the template of the declaration.

b.                                       Securities Transaction Records.

Employees are required to notify the Compliance Department if they intend to open, or have opened, a brokerage account. Employees should direct their brokers to supply the Compliance Department with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts.

c.                                       Quarterly Declaration of Personal Securities Transaction

Employees are required to submit a report listing their securities transactions made during the previous quarter within 10 calendar days of the end of each calendar quarter. Please refer to the Local Compliance Manual for the template of the declaration.

d.                                       Annual Declaration of Personal Investments

Employees are required to submit a report listing all securities accounts with any broker, dealer or bank (including those accounts only hold securities exempted from pre-clearance) and their personal securities (except for securities exempted from pre-clearance) held as of December 31 of the year reported within 10 calendar days of the end of the calendar year. Please refer to Local Compliance Manual for the template of the declaration.

2.              Certification of Compliance

Employees are required to certify to the Compliance Department within 10 calendar days of beginning of employment and annually, or whenever this Compliance Manual is materially amended, that they have:

•                                          read and understand the provisions contained in the Code;

•                                          complied with all the requirements of the Code; and

•                                          reported all transaction information required by the Code.

E.                                      Violations of the Code

Employees are required to report any violations of the Code to the Compliance Department. An Employee who violates this Code may be subject to sanctions. For example, if the same security is purchased or sold on the same day by an Employee and a client, and the client receives a less favorable price per unit than the Employee, the Employee may be required to donate the difference to charity. Additional sanctions may include a letter of censure, fines and penalties, suspension, or termination of the employment, forfeiture of profits, personal trading privileges or gifts, or any other penalty deemed appropriate.

F.                                      Exceptions to the Code

The Compliance Department shall have authority to grant exceptions to any provision of this Code, except any provision required by Investment Advisers Act Rule 204A-1, on a case-by-case basis. Any exceptions granted must be in writing.